EXHIBIT 99
PRESS RELEASE DATED OCTOBER 22, 2007
Company Contact:
Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 510
FOR IMMEDIATE RELEASE
Northfield Bancorp, Inc.
Announces Quarterly Results
Avenel, New Jersey, October 22, 2007... Northfield Bancorp, Inc., the holding company for Northfield Bank, reported net income of $3.1 million for the three months ended September 30, 2007 compared to $1.6 million for the three months ended September 30, 2006. The Company also reported net income of $10.0 million for the nine months ended September 30, 2007 compared to $7.8 million for the nine months ended September 30, 2006.
Net income for the nine months ended September 30, 2007, includes a pre-tax gain of $4.3 million ($2.6 million, net of tax) as a result of the sale of two branch locations, and associated deposit relationships, during the first quarter of 2007. Net income for the three and nine months ended September 30, 2006 includes a pre-tax charge of $1.6 million ($970,000, net of tax,) related to the recognition of an employee retirement obligation. The Company’s initial public offering has not yet closed. Accordingly, earnings per share calculations for the three and nine months ended September 30, 2007 and 2006 are not applicable.
Commenting on the quarter and year to date results, John W. Alexander, the Company’s Chairman, President, and Chief Executive Officer said, “We continue to focus and execute on our performance imperatives-prudently working to increase our loans and deposits, maintaining operating expense efficiencies, and continually evaluating profitable alternatives for the investment of capital.”
Results of Operations
Net interest income for the three months ended September 30, 2007 increased to $9.2 million, from $8.8 million for the three months ended September 30, 2006 and decreased to $25.7 million for the nine months ended September 30, 2007, from $27.9 million in the same prior year period. Net interest income increased approximately $300,000 for the three and nine months ended September 30, 2007 as a result of the earnings on cash proceeds received from stock subscriptions. The net interest margin increased to 2.84% for the three months ended September 30, 2007 from 2.71% for the same prior year period. The net interest margin decreased to 2.75% for the nine months ended September 30, 2007 from 2.85% for the same prior year period. The yield on interest-earning assets increased to 5.15% and 5.13%, respectively, for the three and nine months ended September 30, 2007, as compared to 5.01% and 4.96%, respectively, for the same prior year periods. The cost of interest-bearing liabilities increased to 2.81% and 2.88%, respectively, for the three and nine months ended September 30, 2007, as compared to 2.74% and 2.51%, respectively, for the same prior year periods. Average interest-earning assets decreased by $4.0 million and $64.6 million, respectively, for the three and nine months ended September 30, 2007, as compared to the same prior year periods due primarily to the sale of $26.6 million in deposits from two branch locations during the first quarter of 2007, partially offset by cash proceeds received on stock subscriptions in the third quarter of 2007.
Total non-interest income of $1.3 million remained substantially unchanged for the three months ended September 30, 2007 as compared to the same prior year period and increased to $8.3 million for the nine months ended September 30, 2007 as compared to $3.4 million for the same period in the prior year. The increase for the nine months ended September 30, 2007 was primarily attributable to the sale of two branch locations and deposit relationships in the first quarter of 2007, which resulted in a pre-tax gain of $4.3 million.

Total non-interest expense amounted to $5.3 million and $17.4 million, respectively, for the three and nine months ended September 30, 2007, as compared to $7.2 million and $18.5 million, respectively, for the corresponding prior year periods. This decrease was primarily attributable to the recognition of a non-recurring charge recognized when the Company entered into a supplemental retirement agreement with its former President during the quarter ended September 30, 2006. The Company recorded the present value of the future obligation, resulting in a pre-tax charge of approximately $1.6 million.
The provision for loan losses was $200,000 and $737,000, respectively, for the three and nine months ended September 30, 2007, as compared to $343,000 and $553,000, respectively, for the corresponding prior year periods. The decrease in the provision for loan losses for the three months ended September 30, 2007 was primarily attributable to a decrease in loan growth during this period. The increase in the provision for loan losses for the nine months ended September 30, 2007 compared to the corresponding period in the prior year is primarily attributable to an increase in non-performing loans, partially offset by a decrease in loan growth.
The Company recorded a provision for income taxes of $1.9 million and $5.8 million for the three and nine months ended September 30, 2007, respectively, as compared to $872,000 and $4.4 million, respectively, in the corresponding prior year periods. The effective tax rate was 37.7% and 36.7% for the three and nine months ended September 30, 3007, respectively, compared to 34.7% and 36.2%, in the corresponding prior periods. The increase in the effective tax rate was a result of increased taxable income as compared to total pre-tax income.
Financial Condition
Total assets increased to $1.6 billion at September 30, 2007 from $1.3 billion at December 31, 2006. The increase was primarily attributable to an increase in cash and cash due from banks of $203.3 million and an increase in securities available for sale of $62.2 million, both due primarily to the cash proceeds received on stock subscriptions in the third quarter of 2007. The increase in total assets was also attributable to an increase in bank owned life insurance of $8.3 million, and an increase in net loans held for investment of $17.5 million. These increases were partially offset by decreases in securities held-to-maturity, Federal Home Loan Bank of New York stock, premises and equipment, and other assets. The increase in assets was funded primarily with subscription offering proceeds related to the Company’s stock issuance plan adopted April 4, 2007.
Total liabilities increased to $1.4 billion at September 30, 2007 from $1.1 billion at December 31, 2006. The increase was primarily attributable to an increase in deposits of $280.9 million, partially offset by a decrease in securities sold under agreements to repurchase of $17.0 million. The increase in deposits was attributable primarily to stock subscription cash proceeds received from the Company’s stock offering.
Total stockholder’s equity increased to $179.6 million at September 30, 2007 from $164.0 million at December 31, 2006. The increase was primarily attributable to net income of $10.0 million for the nine months ended September 30, 2007; a $500,000 capital contribution from Northfield Bancorp, MHC, and a decrease of $5.1 million in accumulated other comprehensive loss, due primarily to a decrease in unrealized losses on securities available for sale. Generally, as market interest rates have declined between periods, the resultant market values of fixed rate securities have increased.
Asset Quality
The Company’s non-performing loans totaled $10.4 million at September 30, 2007, an increase from $7.1 million at December 31, 2006. For the nine months ended September 30, 2007 the Company realized net loan charge-offs of $836,000, which were primarily related to one loan whose remaining outstanding loan balance was fully charged-off. The increase in non-performing loans was primarily attributable to one loan in the amount of $3.4 million, which management believes to be adequately collateralized by a first mortgage on commercial real estate.
(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands)

	At	At
	September 30, 2007	December 31, 2006
	(Unaudited)
Selected Financial Condition Data:
Total assets	$1,576,787	$1,294,747
Cash and due from banks	269,090	65,824
Securities available for sale, at estimated market value	775,692	713,498
Securities held to maturity	21,098	26,169
Trading securities	3,589	2,667
Loans held for sale	470	125
Loans held for investment, net	426,663	409,189
Allowance for loan losses	(4,931)	(5,030)
Net loans held for investment	421,702	404,159
Bank owned life insurance	41,121	32,866
Non-performing loans (5)	10,368	7,115
Federal Home Loan Bank of New York stock, at cost	6,117	7,186

Securities sold under agreements to repurchase	89,000	106,000
Other borrowings	22,450	22,534
Deposits	1,270,728	989,789
Total liabilities	1,397,181	1,130,753
Total stockholder’s equity	179,606	163,994

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
		(Unaudited)
Selected Operating Data:
Interest income	$16,637	$16,242	$47,783	$48,676
Interest expense	7,478	7,449	22,119	20,777

Net interest income before provision for loan losses	9,159	8,793	25,664	27,899
Provision for loan losses	200	343	737	553

Net interest income after provision for loan losses	8,959	8,450	24,927	27,346
Non-interest income	1,288	1,291	8,260	3,374
Non-interest expense	5,327	7,228	17,350	18,526

Income before income tax expense	4,920	2,513	15,837	12,194
Income tax expense	1,855	872	5,812	4,412

Net income	$3,065	$1,641	$10,025	$7,782

	At or For the Three		At or For the Nine Months
	Months Ended		Ended
	September 30,		September 30,
	2007	2006	2007	2006
Selected Financial Ratios:

Performance Ratios:
Return on assets (ratio of net income to average total assets) (1)	0.91%	0.49%	1.03%	0.77%
Return on equity (ratio of net income to average equity) (1)	7.04%	4.22%	7.91%	6.86%
Interest rate spread (1)(2)	2.34%	2.27%	2.25%	2.45%
Net interest margin (1)(3)	2.84%	2.71%	2.75%	2.85%
Efficiency ratio (4)	50.99%	71.68%	51.14%	59.24%
Non-interest expense to average total assets (1)	1.58%	2.15%	1.78%	1.82%
Average interest-earning assets to average interest-bearing liabilities	121.15%	119.07%	121.33%	118.60%
Average equity to average total assets	12.89%	11.58%	12.99%	11.18%
Asset Quality Ratios:
Non-performing loans to total assets	0.66%	0.44%	0.66%	0.44%
Non-performing loans to total loans	2.43%	1.41%	2.43%	1.41%
Allowance for loan losses to non-performing loans	47.56%	91.50%	47.56%	91.50%
Allowance for loan losses to total loans	1.16%	1.29%	1.16%	1.29%

(1)	Ratios for the three and nine months ended September 30, 2007 and 2006 are annualized.

(2)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Non-performing loans is included in loans held for investment, net

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended September 30,
	2007			2006
	Average Outstanding		Average Yield/	Average Outstanding		Average Yield/
	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
		(Dollars in thousands)
Interest-earning assets:
Loans	$425,755	$7,283	6.79%	$418,031	$7,128	6.76%
Mortgage-backed securities	729,221	7,915	4.31	775,972	7,959	4.07
Other securities	33,670	389	4.58	55,620	673	4.80
Federal Home Loan Bank of New York stock	6,511	119	7.25	8,719	148	6.73
Interest-earning deposits in financial institutions	85,776	931	4.31	26,609	334	4.98

Total interest-earning assets	1,280,933	16,637	5.15	1,284,951	16,242	5.01
Non-interest-earning assets	58,244			46,890

Total assets	$1,339,177			$1,331,841

Interest-bearing liabilities:
NOW accounts	$54,731	250	1.81	$37,985	109	1.14
Savings accounts	378,472	682	0.71	385,746	678	0.70
Certificates of deposit	486,290	5,140	4.19	492,793	5,174	4.17

Total interest-bearing deposits	919,493	6,072	2.62	916,524	5,961	2.58
Repurchase agreements	115,033	1,187	4.09	140,065	1,271	3.60
Other borrowings	22,771	219	3.82	22,551	217	3.82

Total interest-bearing liabilities	1,057,297	7,478	2.81	1,079,140	7,449	2.74
Non-interest bearing deposit accounts	94,685			88,200
Accrued expenses and other liabilities	14,522			10,338

Total liabilities	1,166,504			1,177,678
Stockholder’s equity	172,673			154,163

Total liabilities and stockholder’s equity	$1,339,177			$1,331,841

Net interest income		$9,159			$8,793

Net interest rate spread (2)			2.34%			2.27%
Net interest-earning assets (3)	$223,636			$205,811

Net interest margin (4)			2.84%			2.71%
Average interest-earning assets to interest-bearing liabilities			121.15%			119.07%

(1)	Average yields and rates for the three months ended September 30, 2007 and 2006 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME

	For the Nine Months Ended September 30,
	2007			2006
	Average Outstanding		Average Yield/	Average Outstanding		Average Yield/
	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
		(Dollars in thousands)
Interest-earning assets:
Loans	$422,905	$21,329	6.74%	$406,125	$20,474	6.74%
Mortgage-backed securities	709,302	22,348	4.21	821,013	25,230	4.11
Other securities	40,798	1,452	4.76	48,836	1,606	4.40
Federal Home Loan Bank of New York stock	6,594	387	7.85	10,137	454	5.99
Interest-earning deposits in financial institutions	66,902	2,267	4.53	24,989	912	4.88

Total interest-earning assets	1,246,501	47,783	5.13	1,311,100	48,676	4.96
Non-interest-earning assets	57,739			46,736

Total assets	$1,304,240			$1,357,836

Interest-bearing liabilities:
NOW accounts	$47,601	600	1.69	$36,438	213	0.78
Savings accounts	357,193	1,861	0.70	408,176	2,138	0.70
Certificates of deposit	489,425	15,719	4.29	467,413	13,308	3.81

Total interest-bearing deposits	894,219	18,180	2.72	912,027	15,659	2.30
Repurchase agreements	110,542	3,293	3.98	165,714	4,364	3.52
Other borrowings	22,581	646	3.82	27,759	754	3.63

Total interest-bearing liabilities	1,027,342	22,119	2.88	1,105,500	20,777	2.51
Non-interest bearing deposit accounts	93,629			89,538
Accrued expenses and other liabilities	13,911			11,030

Total liabilities	1,134,882			1,206,068
Stockholder’s equity	169,358			151,768

Total liabilities and stockholder’s equity	$1,304,240			$1,357,836

Net interest income		$25,664			$27,899

Net interest rate spread (2)			2.25%			2.45%
Net interest-earning assets (3)	$219,159			$205,600

Net interest margin (4)			2.75%			2.85%
Average interest-earning assets to interest-bearing liabilities			121.33%			118.60%

(1)	Average yields and rates for the nine months ended September 30, 2007 and 2006 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
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